Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Sunshine Biopharma Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Units, each consisting of: (i) one share of common stock, $0.001 par value per share ("Common Stock") and (ii) two Series C Warrant to purchase shares of Common Stock	(1)	457(o)		$	$6,000,000.00	0.0001381	$828.60
Fees to be Paid	Equity	Common Stock included as part of the Common Units(2)	(2)	457(o)			0.00	0.0001381	0.00
Fees to be Paid	Other	Pre-Funded Units, each consisting of: (i) one Pre-Funded Warrant exercisable for one share of Common Stock; and (ii) two Series C Warrants(3	(3)	457(o)			0.00	0.0001381	0.00
Fees to be Paid	Other	Pre-Funded Warrants to purchase Common Stock, included as part of the Pre-Funded Units(3)	(4)	Other			0.00	0.0001381	0.00
Fees to be Paid	Equity	Common Stock underlying Pre-Funded Warrants(4)	(5)	457(o)			0.00	0.0001381	0.00
Fees to be Paid	Other	Series C Warrants to Purchase Common Stock, included as part of the Common Units and Pre-Funded Units(4)	(6)	Other			0.00	0.0001381	0.00
Fees to be Paid	Equity	Common Stock underlying Series C Warrants(5)	(7)	457(o)		$	$12,000,000.00	0.0001381	$1,657.20

Total Offering Amounts:							$18,000,000.00		2,485.80
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,485.80

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant's securities that become issuable by reason of any share splits, share dividends or similar transactions.
(2)	See footnote 1.
(3)	The proposed maximum aggregate offering price of Common Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units sold in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Units and Pre-Funded Units is $6,000,000.
(4)	See footnote 3.
(5)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(6)	See footnote 5.
(7)	The exercise price of each Series C Warrant is equal to the offering price per Common Unit.